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Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the registration statements of PRI Automation, Inc. on Form S-8 (File Numbers 33-90702, 33-90726, 33-90732, 333-3408, 333-25217, 333-41067, and 333-45063) and Form
S-3 (File Number 333-64519, dated September 29, 1998), of our report dated November 13, 1998 except for the information in the first paragraph of Note K and Note T which is as of December 18, 1998 and November 24, 1998, respectively, on our audits of the consolidated financial statements of PRI Automation, Inc. as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in the Company's 1998 Annual Report on Form 10-K.

                                               /s/ PricewaterhouseCoopers LLP
                                                   PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
December 18, 1998